QKL Stores Inc. Appoints New Chief Financial Officer

Daqing, China, May 5, 2009 -- QKL Stores Inc. (“QKLS” or the "Company") (OTC Bulletin Board: QKLS), a leading regional supermarket chain in Northeast China, today announced that  Crystal Chen, CPA will succeed Rhett Xudong Wang as Chief Financial Officer, effective immediately.  Rhett Xudong Wang resigned for personal reasons.

Ms. Chen will be an integral member of QKLS’s executive management team, and will have a vital role in overall strategic planning. Ms. Chen will report directly to QKLS’s Chairman and Chief Executive, Mr. Zhuangyi Wang.

Ms. Chen joins QKLS  with over ten years of experience in accounting and finance. She most recently served as Chief Financial Officer of PC Aluminum Enterprises, Inc., a California-based aluminum wholesaler, where she oversaw accounting, treasury, tax and financial planning and analysis.  She gained extensive experience in both U.S. domestic and multinational operations along with corporate and operational exposure ranging from accounting and finance, strategic planning and forecasting, internal controls including Sarbanes-Oxley Section 404 compliance. Prior to that, she was a senior auditor at PricewaterhouseCoopers LLP in U.S. from 2005 to 2007, and was a supervising senior auditor at Simon & Edward LLP, a registered public accounting firm in California from 1999 to 2005, where she gained experience in auditing and SEC reporting for public companies and Sarbanes Oxley Section 404 compliance.

Ms. Chen is a Certified Public Accountant in the United States.  She received her MBA Finance in California State University, Los Angeles in 2002, and her Master of Business Taxation in University of Southern California in 2007.  Ms. Chen is fluent in both English and Chinese.

Mr. Wang commented, “We are delighted to have Ms. Chen join our team.  Her extensive accounting and finance experience working with U.S. public companies, including SOX 404 compliance, auditing and SEC reporting and her understanding in both domestic and multinational business operations will play a key role as we continue to expand and manage our growth.  I am pleased to welcome her to QKLS on behalf of the Company and the Board of Directors. We also thank Rhett Xudong Wang for his contributions to QKLS and wish him much success in his future endeavors.”

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores Inc. is a leading regional supermarket chain company operating in Northeast China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, convenience store, and department store; the company also has its own distribution centers that service its supermarkets.

Safe Harbor Statement
Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

CONTACT
QKL Stores Inc.
Diana Zhang, IR Manager
Tel: +86-459-460-7626

Investor Relations:
ICR, Inc.
In the U.S:
Bill Zima
Tel: 1-203-682-8200

In Asia:
Wei Jung Yang
Tel: +86-10-6599-7968